Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of TIBCO Software Inc. of our report dated 15 March 2004, except for note 27, as to which the date is 6 August 2004, relating to the financial statements of Staffware plc, which appears in the Current Report on Form 8-K/A of TIBCO Software Inc. dated 20 August 2004.

/s/ PricewaterhouseCoopers LLP

West London, United Kingdom

April 26, 2005